FUND ACCOUNTING SERVICE AGREEMENT

AGREEMENT made the 10th day of August 1999, by and between ICM Series Trust, a Massachusetts Business Trust, having its principal office and place of business at 1 International Place, Suite 2401, Boston, MA 02110 (the "Fund"), and American Data Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 109, Hauppauge, New York 11788 ("ADS")

                                   BACKGROUND

WHEREAS, the Fund is a diversified, open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, ADS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

WHEREAS, the Fund desires to avail itself of the experience, assistance and facilities of ADS and to have ADS perform for the Fund certain services appropriate to the operations of the Fund, and ADS is willing to furnish such services in accordance with the terms hereinafter set forth.

                                      TERMS

NOW,   THEREFORE,   in  consideration  of  the  promises  and  mutual  covenants hereinafter contained, the Fund and ADS hereby agree as follows:

1.       DUTIES OF ADS.

         ADS  will   provide  the  Fund  with  the   necessary   office   space,
communication facilities and personnel to perform the following services for the
Fund:

         (a) Timely calculate and transmit to NASDAQ the Fund's daily net asset value and communicate such value to the Fund and its transfer agent. To obtain daily securities quotations for all securities in the Fund's portfolio from independent pricing
                  services,       and      determination      of      unrealized
                  appreciation/depreciation of portfolio securities;

         (b) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of ADS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and ADS. Without limiting the generality of the foregoing, ADS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

                  o        Cash receipts journal
                  o        Cash disbursements journal
                  o        Dividend record
                  o        Purchase and sales - portfolio securities journals
                  o        Subscription and redemption journals
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                  o        Security ledgers
                  o        Broker ledger
                  o        General ledger
                  o        Daily expense accruals
                  o        Daily income accruals
                  o        Securities   and  monies   borrowed   or  loaned  and
                           collateral therefore
                  o        Foreign currency journals
                  o        Trial balances

         (c) Provide the Fund and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

         (d) Provide all raw data available from our fund accounting system (PAIRS) for management's or the administrators preparation of the following:

                            1.     Semi-annual financial statements;
                            2.     Semi-annual form N-SAR;
                            3.     Annual tax returns;
                            4.     Financial data necessary to update form N-1a;
                            5.     Annual proxy statement.

         (e) Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

         (f) Verify and reconcile with the Fund's custodian bank all daily trade activity.

ADS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2.       COMPENSATION OF ADS.

         In consideration of the services to be performed by ADS as set forth herein for each portfolio listed in Schedule B, ADS shall be entitled to receive compensation and reimbursement for all reasonable out-of-pocket expenses. The Fund agrees to pay ADS the fees and reimbursement of out-of-pocket expenses as set forth in the fee schedule attached hereto as Schedule A.

3.       LIMITATION OF LIABILITY OF ADS.

         ADS shall not be responsible for, and the Fund shall indemnify and hold ADS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of ADS whether taken directly or through agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

         (b) The reliance on or use by ADS whether directly or through agents or subcontractors of information, records and documents which
                (i) are received by ADS or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund provided, in each case, that ADS in good faith believes such information to be accurate (or such records and documents to be genuine) and provided further that such information, records or documents are not received from or prepared by an employee, officer or agent of ADS or of any company affiliated with ADS.

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         (c)    The  reliance  on, or the  carrying  out by ADS or its agents or subcontractors of any instructions or requests of the Fund or its agents, other than ADS or its affiliates.

         ADS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by ADS as a result of ADS's lack of good faith, negligence or willful misconduct.

         At any time ADS may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by ADS under this Agreement, and ADS shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. ADS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided ADS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. ADS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

         In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

         Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party of seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

4.       ACTIVITIES OF ADS.

         The services of ADS under this Agreement are not to be deemed exclusive, and ADS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5.       ACCOUNTS AND RECORDS.

         The accounts and records maintained by ADS shall be the property of the Fund, and shall be surrendered to the Fund, at the expense of the Fund, promptly upon request by the Fund, provided that all service fees and expenses charged by ADS in the performance of its duties hereunder have been fully paid (the final amount to be mutually agreed upon by both parties to this agreement), in the form in which such accounts and records have been maintained or preserved. ADS agrees to maintain a back-up set of accounts and records of the Fund (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. ADS shall assist the Fund's independent auditors, or, upon approval of the Fund, any regulatory

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

body, in any requested review of the Fund's accounts and records. ADS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

6.       CONFIDENTIALITY.

         ADS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Fund.

7.       DURATION AND TERMINATION OF THIS AGREEMENT.

         This Agreement shall become effective on the date first above written.

         This Agreement shall remain in effect for a period of three (3) years from the date of its effectiveness (the "Initial Term") and shall continue in effect for successive twelve-month periods; provided that such continuance is specifically approved at least annually by the Board and by a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

         After the Initial Term, this Agreement may be terminated at anytime (i) by the Board on 90 days' written notice to ADS or (ii) by ADS on 90 days' written notice to the Fund. The obligations of Sections 2 and 3 shall survive any termination of this Agreement

         Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, ADS reserves the right to charge for any other reasonable costs expenses associated with such termination.

8.       ASSIGNMENT.

         This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ADS, or by ADS without the prior written consent of the Fund.

9.       NEW YORK LAWS TO APPLY.

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

10.      AMENDMENTS TO THIS AGREEMENT.

         This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

11.      MERGER OF AGREEMENT.

         This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

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

12.      MASSACHUSETTS BUSINESS TRUST.

         The parties understand and agree that the Fund is a Massachusetts business trust and, as such, the obligations of the Fund under this agreement shall not be binding upon any of the Trustees, or shareholders of the Fund, but only on the assets and property of the Fund, as provided in the Declaration of Trust.

13.      NOTICES.

         All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:                                        To the Administrator:
Mr. Gary Saks                                       Michael Miola
Chief Operating Officer                             President
Ironwood Capital Management LLC                     American Data Services, Inc.
1 International Place, Suite 2401                   150 Motor Parkway, Suite 109
Boston, MA 02110                                    Hauppauge, NY  11788



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ICM/ISABELLE SMALL CAP VALUE FUND           AMERICAN DATA SERVICES, INC.


By: /s/                                     By: /s/
   -----------------------------               ---------------------------------
   Warren J. Isabelle, President               Michael Miola, President


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

                                   SCHEDULE A

(a) FUND ACCOUNTING SERVICE FEE:

         For the services rendered by ADS in its capacity as fund accounting agent, as specified in Paragraph 1. DUTIES OF ADS, the Fund shall pay ADS, within twenty (20) days after receipt of an invoice from ADS at the beginning of each month, a fee equal to:

        Calculated Fee Will Be Based Upon Prior Month Average Net Assets:
                          (No prorating partial months)

MONTHLY FEE PER PORTFOLIO

                                        Portfolio Type

Net Assets (in millions)         Foreign*  Domestic  Money Mkt
------------------------         --------  --------  ---------
Under $1 ....................... $2,375     $1,200     $1,050
From $1  to $ 5 ................  2,775      1,500      1,300
From $5  to $10 ................  3,125      1,700      1,500
From $10  to $20................  3,525      1,850      1,650
Over $20........................  3,925      2,000      1,800

$25 million to $100 million:
   The fee for assets over $20 million,
    plus 1/12 of .............  3.50BP**     2.00BP     2.00BP

Domestic portfolios excess assets over $100 million 1/12 of 1.00 BP. Fee capped at $50,000 per year.

*  Non US Dollar denominated securities
** Basis Points

MULTI-CLASS  PROCESSING CHARGE

$300 per month will be charged for each additional class of stock per portfolio.


FEE INCREASES

         On each anniversary date of this Agreement, the minimum service fees enumerated above will be increased by the change in the Consumer Price Index for the Northeast Region (CPI) for the twelve month period ending with the month preceding such annual anniversary date.

 (b) EXPENSES:

         The Fund shall reimburse ADS for any out-of-pocket expenses , exclusive of salaries, advanced by ADS in connection with but not limited to the printing or filing of documents for the Fund, travel, telephone, quotation services (currently (1) $0.12 per equity valuation, $0.60 per bond valuation, and 1.50 for each foreign quotation or manual quote insertion), facsimile transmissions, stationery and supplies, record storage, NASDAQ insertion fee ($22 (1) per month), prorata portion of annual SAS 70 review, postage, telex, and courier charges, incurred in connection with the performance of its duties hereunder. ADS shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse ADS within fifteen (15) days after receipt thereof.

(1) Rate subject to change on 30 days notice.


(c) SPECIAL REPORTS:

         All reports and /or analyses requested by the Fund, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of fund accounting activities as specified in Section 1 of this Agreement shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

                       Labor:
                         Senior staff - $150.00/hr. Junior staff - $ 75.00/hr. Computer time - $45.00/hr.

(d) CONVERSION CHARGE:

         NOTE: FOR EXISTING FUNDS ONLY (new funds please ignore):

         There will be a charge to convert the Fund's portfolio accounting records on to the ADS fund accounting system (PAIRS). In addition, ADS will be reimbursed for all out-of-pocket expenses, enumerated in paragraph (b) above, incurred during the conversion process.

         The conversion charge is estimated to be $1,000. However, if the quality of the records received, and the level of cooperation from the previous service provider requires that ADS spend additional time to complete the conversion, the Fund will be notified and all missing information that can be provided by the Fund will be determined. In the absence of a cost effective solution by the Fund and ADS, any incremental charges required by ADS to complete the conversion will be agreed upon in advance by the Fund and ADS.

                                   SCHEDULE B:

                 PORTFOLIOS TO BE SERVICED UNDER THIS AGREEMENT:

                        ICM/ISABELLE SMALL CAP VALUE FUND